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                                                                    EXHIBIT 10.1

               PRICE ADJUSTMENT, NON-RESOURCING AND DIP FINANCING
         ARRANGEMENT FOR COLLINS & AIKMAN AND ITS AFFILIATED DEBTORS(1)

      1. The term of the agreement will be the period from July 1, 2005 through the earlier of (a) an "Event of Default"(2); or (b) September 30, 2005 (the "Term"). Each Customer represents and warrants that there are not any current conditions or circumstances that would constitute an Event of Default.

      2. During the Term, at a Customer's option, a Customer may advance to Supplier progress payments for tooling as a pass through up to the unpaid validated invoice amount of a Customer's tool purchase order; provided that, if Supplier receives a payment for tooling from a Customer and there is a dispute as to whether the invoice to which the payment allegedly relates was sold to GE under Supplier's securitization facility, Supplier will escrow such payment. At such time as the Customer has funded the remaining validated invoice amount of any tooling, the Customer will own such funded tooling, free and clear of all liens and claims, except as provided below with respect to the GE purported liens, if any. Such progress payments will be subject to an agreed upon procedure between Supplier and the applicable Customer. It will neither be a Default (as defined below) nor an Event of Default under this agreement, nor give rise to any damages against Supplier under this agreement, if tooling is not purchased by Supplier because a Customer fails to make progress payments, it being understood that the only source of funds for tooling is the relevant Customer as contemplated by this paragraph. Notwithstanding the foregoing, the Customers are not waiving any claims arising from defaults in respect of tooling under any other agreement with Supplier. Nothing herein shall in any way affect or otherwise prejudice any rights or

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      (1)   Certain terms used herein, including "allowed setoff", "useable", and "merchantable" are subject to definitional negotiation.

      (2)   For the purpose of this Agreement, "Event of Default" shall mean:

      (a) unless directly or indirectly caused by (i) a force majeure, (ii) lack of funding for cap-ex, tooling or launch costs, or (iii) on or after October 1, 2005, effective rejection of, or other cessation of production under, any purchase order or other agreement between Supplier and a Customer, interruption of any 3 or more of Supplier's plants making Supplier unable to deliver component parts as required under Purchase Orders and /or Releases, the result of which is an imminent and material interruption in Customers' operations;

      (b)   Supplier or all or substantially all of Supplier's assets are sold;
            or

      (c)   Supplier's Chapter 11 case is converted to Chapter 7.

            "Interruption" with respect to a Customer's operations means an event resulting in the cancellation by the relevant Customer of a substantial portion of a labor shift at a specific plant or sending the Customer's labor force at a specific plant home from a shift.

            "Force Majeure" means any delay or failure of Supplier to perform its obligations if Supplier is unable to produce, sell or deliver goods covered under any Purchase Order, as the result of an event or occurrence beyond the reasonable control of Supplier and without its faults or negligence, including, but not limited to, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, materials, labor equipment or transportation, or court injunction or order. For clarity, insufficient funding to continue operations or purchase materials (as opposed to funding for cap-ex and launch costs) does not constitute a force majeure event.

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purported liens of GE or the DIP Lender, and nothing herein should be construed as an intent by Supplier to circumvent Supplier's obligations owing to GE or the DIP Lender.

      3. During the Term, at each Customer's option, such Customer may advance to Supplier, on an interest free basis, funding for program specific cap-ex (the "Cap-Ex Advance") relating to such Customer's programs, subject to such Customer having a purchase money security interest ("PMSI") in such funded cap-ex, provided, however that with respect to additions or improvements in existing capital equipment, the Customer will obtain a security interest subject to existing security interests (including those in favor of the existing Pre-Petition Lenders and the DIP Lender (collectively, the "Lenders") for the amount previously funded). It will neither be a Default (as defined below) nor an Event of Default under this agreement, nor give rise to any damages against Supplier under this agreement, if Supplier fails to make any cap-ex payments because a Customer fails to fund such cap-ex, it being understood that the only source of funds for such cap-ex is the relevant Customer as contemplated by this paragraph. Notwithstanding the foregoing, the Customers are not waiving any claim they may have against Supplier for breach of any other agreement. The Cap-Ex Advance will be repaid by Supplier in a piece price adjustment for the respective component parts. Until repaid, the Cap-Ex Advance shall constitute indebtedness secured by a PMSI and a security interest by a valid lien in all assets to the extent payment is not achieved through piece price adjustment. If repayment is not achieved through a piece price adjustment, the unpaid portion will be secured by a valid and perfected lien and security interest in all of Supplier's assets (subject to the same exceptions to which the DIP Lender's collateral is subject) on the same terms as the "Subordinated DIP Loan" (defined below). To the extent there is still insufficient unencumbered collateral to fully secure that portion of the Cap-Ex Advance, the Cap-Ex Advance shall be entitled to administrative expense priority under 11 USC Section 503(b) but shall remain subject to the full subordination provisions applicable to the Subordinated DIP Loan.

      4. During the Term, at each Customer's option, such Customer may advance to Supplier, on an interest free basis, funding for specific program launch costs(3) (the "Launch Cost Advance") relating to such Customer's programs. It will neither be a Default (as defined below) nor an Event of Default under this agreement, nor give rise to any damages against Supplier under this agreement, if a Supplier fails to make launch cost payments or achieve any launch milestones because a Customer fails to fund such launch costs, it being understood that the only source of funds for launch costs is the relevant Customer as contemplated by this paragraph. Notwithstanding the foregoing, the Customers are not waiving any claim they may have against Supplier for breach of any other agreement. The Launch Cost Advance will be repaid by Supplier in a piece price adjustment for the respective component parts.

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      (3) "Launch costs". [Subject to definitional negotiation]

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      5. Based upon the "Budget" (defined below), the Customers will provide additional DIP financing for Supplier's US, Canada and Mexico operation not to exceed $82.5 million (the "Subordinated DIP Loan"), which will be secured by a valid and perfected lien and security interest subordinate to all previously properly perfected and valid liens, including the liens of the Pre-Petition Lenders and the DIP Lender. To the extent there is insufficient collateral to fully secure the Subordinated DIP Loan, the Subordinated DIP Loan shall be entitled to an administrative expense priority under 11 USC Section 503(b) but shall remain subject to the full subordination provisions applicable to the Subordinated DIP Loan. The Subordinated DIP Loan will (a) be subordinated to the full payment of principal, allowed interest (including post-petition interest) and other amounts (collectively, the "Lenders' Claims") owing to the Lenders in accordance with the prepetition credit agreement, (b) be a "silent" second having no covenants, (c) mature upon the earlier to occur of (i) conversion of Supplier's Chapter 11 cases to Chapter 7, (ii) sale of substantially all of Supplier's assets and (iii) effective date of a Chapter 11 Plan and be subject to acceleration only after the Lenders' Claims have been paid in full, (d) not have a right to consent or object to any sale of collateral to which the Lenders have consented, (e) bear interest at the same rate as the DIP Loan which interest shall accrue until maturity and (f) have no right to adequate protection (other than liens on after-acquired property junior to the Lenders' liens).

      6. Subject to paragraph 8, for component parts shipped during the Term, the Customers will provide Supplier with a non-refundable price increase which equals $82.5 million in the aggregate, which price increase shall constitute in full any required price increases for the Customers during the Term.

      7. During the Term, price adjustments (including pricing givebacks and LTAs), other than those currently provided in Purchase Orders (understanding that the price increases and financing provided for in this agreement take such contractual price adjustments into account) are stayed and will be considered as part of the pricing negotiations to occur pursuant to paragraph 8 below.

      8. During the first 60 days of the Term, Supplier will present to each Customer an analysis and reasoning (with supporting information and data) for any component part for which Supplier seeks additional price relief from such Customer. The parties will then promptly negotiate the requested price relief. If the parties can not agree on the requested price relief, Supplier may seek to reject the relevant purchase orders, any such rejection to be effective no earlier than the end of the Term.(4) The Customers and Supplier agree to negotiate in good faith to establish appropriate prices on a part by part basis during the Term which, if the parties agree, can be effective during the Term. The parties shall work in good faith to preserve any confidentiality

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      (4) Nothing herein should be construed as an admission by Supplier that any Purchase Order or other arrangement with a Customer is an executory contract.

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matters as to pricing. All parties reserve their rights and remedies in respect of any matters not resolved during the Term.

      9. During the Term, the Customers shall pay for goods and services from Supplier, on a net instant basis (net 5 days), without discount. The working capital necessary for the Supplier to operate under these terms has been taken into consideration in determining the funding amount in paragraph 5.

      10. Absent an Event of Default, the Customers through the Term will not resource any component parts or programs, currently on contract with or awarded to Supplier. Notwithstanding the foregoing, upon agreement of the Customers and Supplier, a Customer may resource any component part. Additionally, to the extent Supplier fails, in breach of a Purchase Order, to deliver timely a component part that (i) is consistent in quality with parts of such type that have historically been accepted, and/ or (ii) is in a quantity consistent with historical or accepted releases or volumes, the consequence of which is to create, or create a high likelihood of, an actual or imminent material interruption of a Customer's operations during the Term, the affected Customer may (upon giving prior written notice to the other parties reasonably identifying such failure and consequence) resource the relevant component part. Customers represent and warrant that no such breach of a Purchase Order exists as of the date of execution of this Agreement.

      11. The Customers will agree to limit setoffs against post-petition payables to allowed setoffs, and there will be no setoffs to recover incidental and consequential damages against post-petition payables. The Customers cannot use setoffs or recoupment to recover on the Subordinated DIP Loan, the Launch Cost Advance or the Cap-Ex Advance, or any other accommodation provided under this Agreement or the $30 million postpetition loan approved by the Court on an interim basis on June 23, 2005, in each case against pre-petition receivables sold to GE or retained by Supplier or post-petition receivables pledged to the Lenders or retained by Supplier. In no event will setoffs against post-petition payables be greater than a to be agreed upon formula. Other than as set forth above, the Customers preserve any recoupment rights. Notwithstanding the foregoing, provided that in the event an account receivable(s) was not valid or was not legitimately sold to GE under the securitization facility pre-petition, the Customers reserve all of their rights as to such account receivable(s). Except as expressly set forth in this paragraph, GE and the Customers reserve all of their rights against each other.

      12. During the Term, upon the earliest to occur of (a) any permitted resourcing by a Customer of production of a component part or (b) the exercise of a Customer's Right of Access under the Access Agreement, the relevant Customer will purchase from (i) Supplier; (ii) a secured lender, pursuant to a secured party sale; or (iii) a trustee in bankruptcy or receiver under applicable law, and Supplier will sell to the Customers, or consent to the sale to the Customers of all "useable" and "merchantable"

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raw materials, work-in-process and finished goods inventory related to the manufacture, production or assembly of the relevant component parts being resourced or produced at a plant where such Customer has exercised a Right of Access, as the case may be, at agreed pricing.

      13. During the term of this Agreement, Supplier shall not spend more than $100,000 on cap-ex and tooling for any one customer (specifically excluding DC, Ford, GM, Honda, Nissan and Toyota) or $1 million in aggregate for cap-ex and tooling for all other customers. Any amounts exceeding the foregoing shall be funded by the respective other customer, which may be effected in accordance with paragraphs 2 and 3 above without obtaining additional Bankruptcy Court authorization.

      14. The Customers will receive an agreed upon access agreement (the "Access Agreement") for each of Supplier's facilities in the US, Canada and Mexico to be exercised only upon a "Default".(5) The "occupancy period" for the Access Agreement shall terminate by September 30, 2005. Unless exercised prior to the end of the Term, the right of access under the Access Agreement can not be triggered. Each Customer represents and warrants as of the date of this Term Sheet there is no existing Default. The automatic stay will automatically be lifted in favor of the Lenders to exercise their secured party rights in respect of any such plant, but the Lenders shall not interfere with Customer's access to the plant in accordance with the provisions of the Access Agreement. For clarity, the right of access and the occupancy period under the Access Agreement shall end by September 30, 2005.

      15. Supplier will attempt to minimize expenses through aggressive cash management and conduct its operations in accordance with a budget with a 10% variance at any given time but capped at $165 million in total (the "Budget") acceptable

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      (5)   "Default" under the Access Agreement will be the following events:

      (a) Unless directly or indirectly caused by (i) a force majeure, (ii) lack of funding for cap-ex, tooling or launch costs, or (iii) on or after October 1, 2005, effective rejection of, or other cessation of production under, any purchase order or other agreement between Supplier and a Customer, Supplier fails to perform services or deliver goods at the relevant facility required by a Purchase Order and/or Release, consistent with historical or accepted releases or volumes, the consequence of which is an imminent interruption in production or launch for the Customer that proposes to obtain access; or

      (b)   Supplier's Chapter 11 case is converted to Chapter 7.

For the purpose of this definition, "interruption" means an event resulting in the cancellation by the relevant Customer of a substantial portion of a labor shift at a specific plant or sending the Customer's labor force at a specific plant home from a shift. Notwithstanding the foregoing, upon the occurrence of a force majeure event, Supplier will permit the affected Customer(s) to assist with addressing any such force majeure event by entering any affected plant(s), providing expertise and resources, or taking such other action to diligently work to promptly address such force majeure event. For clarity, lack of funding for launch, cap-ex or tooling contemplated by paragraphs 2, 3 and 4 shall not give rise to a Default. "Force Majeure" is any delay or failure of Supplier to perform its obligations if Supplier is unable to produce, sell or deliver goods covered under any Purchase Order, as the result of an event or occurrence beyond the reasonable control of Supplier and without its fault or negligence, including, but not limited to, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, labor equipment or transportation, or court injunction or order. For clarity, insufficient funding to continue operations or purchase materials (as opposed to funding for cap-ex and launch costs) does not constitute a force majeure event.

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to the Parties and the DIP Lenders. The Budget will be developed by July 7,
2005. The Customers acknowledge that the Budget will include interest, fees and expenses to be paid to the Lenders. For clarity, budgeted amounts not expended roll forward and remain available for Supplier's use. Funds are first drawn from price increases under paragraph 6, then from the Subordinated DIP Loan under paragraph 5. For clarity funding under this agreement should be 50% price increases, 50% loan, and the Debtor may drawn down funds available under paragraphs 5 and 6 in accordance with the Budget (subject to the variance noted above).

      16. Commencing immediately, Supplier will initiate steps that would be required to explore the potential sale of certain plants or the potential sale of certain business segments as a going concern. By August 31, 2005, Supplier will develop a strategic plan which will evaluate the viability of its various business segments, the feasibility of Supplier being able to confirm a Plan of Reorganization and the need to initiate the sale and/or wind down of some or all of the Supplier's plants. As part of that strategic plan, Supplier will work to close in an orderly fashion or sell on an expedited basis any plant if that plant is not viable with market pricing for component parts. If any Customer component part or program is not part of Supplier's strategic plan going forward, Supplier will work with the respective Customer(s) (on a cost neutral basis) to provide an orderly resourcing of such component part or program through the end of the Term. During the Term, the parties will reasonably cooperate with respect to any component part that is the subject of a rejected purchase order. With respect to any plants or business segments for which a sale is determined by Supplier, the Customers and the Lenders to be the preferred strategy, the sale process shall be subject to the input of such parties and shall be designed to be completed by February 28, 2006. Supplier will act in the best interest of the estate.

      17. On the next business day after Supplier's Board of Directors determines Supplier's strategy as to its European operations, Supplier will advise the Customers accordingly. Within one business day thereafter, Supplier will set up a meeting with the relevant Customers and the parties' European counsel to discuss that European strategy and impact on the relevant Customers.

      18. The Customers' designees and their respective agents and representatives, shall have reasonable access to Supplier's operations, books and records at any time during regular business hours, or outside of regular business hours upon reasonable request and prior notice, for the purposes of meeting with Supplier's representatives and monitoring Supplier's compliance with the terms of, this agreement, and any other agreements and contracts between Supplier and the Customers including, but not limited to, the Purchase Orders. Notwithstanding the foregoing, Supplier's representatives will not share confidential information of any Customer with any other Customer or third party. Except as expressly provided in paragraph 16 above, there will be no obligation to cooperate with any resourcing efforts during the Term, including the production of any parts in excess of normal and actual production levels.

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      19. The Lenders will subordinate any interest they have to the interest granted the Customers in paragraphs 2 and 3 above in the respective cap-ex and tooling (except as noted in paragraphs 2 and 3).

      20. The Lenders will agree to forbear from enforcing any rights or remedies during the Term in a manner mutually acceptable to the Parties and the DIP Lender to be agreed upon prior to the final hearing on the agreements set forth in this Term Sheet. It is understood that proposal of any Chapter 11 Plan or sale that provides for continuation of production of component parts as contemplated by this Term Sheet is not prohibited.

      21. The effectiveness of this Term Sheet is subject to (a) senior management approval on behalf of each of the Customers, (b) approval by the Lenders, (c) consent of Supplier's Board of Directors, and (d) interim Bankruptcy Court approval.

      22. Through the Term, the Customers will not replace and will withdraw all objections to, the current $150 million DIP Loan.

      23. The parties agree to negotiate in good faith definitive documentation and execute such definitive documentation before a final hearing on this matter, the final hearing not to occur earlier than 2 weeks after entry of the interim order.

      24. The Parties reserve all rights after the Term of this agreement, including the right to object to (a) the Pre-Petition Lenders' right to receive interest after the Term and (b) the allowance of damage claims for any breach of a pre-petition Purchase Order or Release.

      25. Notwithstanding anything to the contrary set forth in this Term Sheet,
(a) unless waived by the Customers, any Default or Event of Default under this agreement shall constitute an Event of Default under the DIP Loan agreement, (b) all definitive documentation with respect to this agreement (including without limitation, the Access Agreement) shall be in form and substance reasonably acceptable to the DIP Lender, (c) any sale process with respect to any plants, business segments or other material assets of the Supplier contemplated by this agreement shall be subject to the terms of the DIP Credit Agreement, (d) all deliverables under this Agreement, including without limitation, the Budget, shall be reasonably acceptable to the DIP Lender, and (e) the allocation of the relative liens on cap-ex described in paragraph 3 above shall be reasonably acceptable to the DIP Lender.

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      26. During the Term, the DIP Lender will forbear in respect of defaults relating to borrowing base defaults or deficiencies, and with respect to any mandatory repayments occasioned by any such borrowing base defaults or deficiencies.

      27. The Bankruptcy Court shall have jurisdiction over any disputes arising under the agreements contemplated by this Term Sheet.

COLLINS & AIKMAN CORPORATION                    FORD MOTOR COMPANY
  for itself and its debtor subsidiaries

By: _______________________________             By: ____________________________

    Its: __________________________                 Its: _______________________

HONDA OF AMERICA MFG, INC.                      TOYOTA MOTOR MANUFACTURING
  on behalf of itself and on behalf of certain NORTH AMERICA, INC of its affiliates

By: _______________________________             By: ____________________________

    Its: __________________________                 Its: _______________________

DAIMLERCHRYSLER CORPORATION                     GENERAL MOTORS CORPORATION
  on behalf of itself and on behalf of certain of its affiliates, including DaimlerChrysler
  Canada, Inc., and DaimlerChrysler Motor
  Company LLC

By: _______________________________             By: ____________________________

    Its: __________________________                 Its: _______________________

NISSAN NORTH AMERICA, INC.                      JPMORGAN CHASE BANK, N.A.
                                                as Administrative Agent under
                                                the Pre-Petition Credit
                                                Agreement

By: _______________________________             By: ____________________________

    Its: __________________________                 Its: _______________________

JPMORGAN CHASE BANK, N.A.
  as Administrative Agent under
  the Post-Petition Credit Agreement

By: _______________________________

    Its: __________________________

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